Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into by and between Enstar Group Limited (the “Company”) and Richard J. Harris (“Executive”) as of May 12, 2015.

BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement dated as of May 1, 2007, as amended by certain letter agreements dated May 4, 2011, April 19, 2012 and August 11, 2014 (the “Existing Agreement”);

WHEREAS, Executive has indicated a desire to resign from his current position with the Company, but has agreed to remain with the Company as employee for an additional period of time; and

WHEREAS, Executive and the Company wish to provide for the transition of certain of Executive’s responsibilities under the Existing Agreement and to amend certain of the terms thereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

1. Change in Title. Effective as of August 15, 2015, Executive shall cease to serve as the Chief Financial Officer of the Company, but will remain an employee of the Company and will serve as its Executive Vice President, Finance. In such role, Executive shall assist the Company’s new Chief Financial Officer with the efficient discharge of the responsibilities of that position, including the preparation of the Company’s financial statements, the management and oversight of the Company’s system of internal controls, the preparation and filing of the Company’s periodic filings with the U.S. Securities and Exchange Commission and applicable insurance regulatory authorities, the preparation and filing of the Company’s tax returns, and the maintenance of the Company’s relationships with its investors, lenders, rating agencies, independent auditor and other third parties providing support to the Company’s finance, accounting, treasury, actuarial, investment or tax functions. Executive shall perform such other duties as may from time to time be specified by the Chief Executive Officer of the Company. The provisions of this Section 1 shall supersede the first two sentences of Section 1.2(a) of the Existing Agreement effective as of August 15, 2015.

2. Term. Section 2.1 of the Existing Agreement is hereby amended to provide that the Term (as defined in the Existing Agreement) shall end on March 31, 2016, provided that the Term shall be automatically extended month-to-month thereafter unless either party shall have given to the other party written notice of termination of the Existing Agreement at least 15 days prior to the end of the then current Term. Upon the termination of Executive’s employment, Executive shall relinquish as of such date all titles and positions he had as an officer and/or director of the Company and each of its affiliates, to the extent he held such titles and positions, and, in the event the Company needs Executive’s assistance to effectuate such actions, Executive shall provide it as requested.

3. Basic Compensation. Notwithstanding Section 3.1 of the Existing Agreement, Company shall pay to Executive: (a) a salary at his current monthly rate of $101,846 from the date of this Amendment through July 31, 2015, and (b) a salary at the monthly rate of $75,000 from August 1, 2015 to March 31, 2016. In the event that the Term of Executive’s employment is extended past March 31, 2016 pursuant to Section 1 hereof, the parties shall negotiate in good faith to determine the appropriate salary to be paid to Executive during such additional period of time.

4. Performance Bonus. Notwithstanding Section 3.2 of the Existing Agreement, (a) any bonus paid to Executive shall be determined by the Compensation Committee of the Company’s Board of Directors in its discretion; and (b) Executive will not receive any additional equity or other incentive awards during the remainder of the Term.

5. Employee Benefits. Notwithstanding Section 3.3 of the Existing Agreement, following July 31, 2015, the only benefits the Company will be obligated to provide to Executive pursuant to the terms of the Existing Agreement shall be (a) comprehensive medical and dental coverage pursuant to Section 3.3(c) of the Existing Agreement, and the Company’s obligation to provide such medical and dental benefits shall cease upon expiration of the Term, provided that if Executive’s employment with the Company is terminated by the Company prior to the end of the Term without Cause (as defined in the Existing Agreement), the Company shall remain obligated to provide such medical and dental benefits until March 31, 2016; and (b) payment from the Company to Executive of an amount equal to 10% of Executive’s base salary earned each year as contribution to his pension plan.

6. Vacation. Notwithstanding Section 3.4 of the Exiting Agreement, Executive shall only be entitled to ten paid vacation days during 2016. In the event that the Term of Executive’s employment is extended past March 31, 2016 pursuant to Section 1 hereof, the parties shall negotiate in good faith to determine the appropriate number of additional paid vacation days, if any, for Executive during such additional period of time.

7. Severance. Notwithstanding anything in Article 4 of the Existing Agreement:

(a) If Executive’s employment with the Company is terminated for any reason other than by the Company without Cause prior to the end of the Term, (i) the Company shall not be obligated to make any further payments under this Amendment or the Existing Agreement other than amounts that have been fully earned by, but not yet paid to, Executive as of the date of such termination, (ii) the Company shall not be obligated to continue to provide medical benefits coverage or any other benefits to Executive or his family after the date of such termination, and (iii) all outstanding unvested equity awards granted to Executive shall be forfeited, except as expressly contemplated by Section 8 below.

(b) If Executive’s employment with the Company is terminated by the Company without Cause prior to the end of the Term, (i) Executive shall continue to receive the salary provided for in Section 3 of this Amendment, and (ii) Executive shall remain eligible to receive performance bonuses provided for in Section 4 of this Amendment.

8. SAR Award Agreements. Notwithstanding any agreement between Executive and the Company to the contrary:

(a) If Executive’s employment with the Company is terminated for any reason other than by the Company without Cause prior to March 31, 2016, the existing stock appreciation rights issued to Executive under the Enstar Group Limited 2006 Equity Incentive Plan by the Company (the “Existing SARs”) shall be forfeited and shall be null and void.

(b) If Executive’s employment with the Company is not terminated prior to March 31, 2016, or is terminated by the Company without Cause prior to such date, one third of the Existing SARs shall become vested on such date and the remaining two thirds of the Existing SARs shall remain outstanding until July 31, 2016, but shall only vest in the event a “Change of Control” of the Company as defined in the Enstar Group Limited 2006 Equity Incentive Plan occurs on or prior to such date.

(c) All of the Existing SARs that vest pursuant to this Section 8 shall expire on July 31, 2016 if not exercised by Executive prior to such date.

9. Noncompetition; Non-Solicitation. Notwithstanding Paragraph A on Exhibit A to the Existing Agreement, the “Restriction Period” shall (a) expire with respect to Paragraph A on Exhibit A on the later of December 31, 2016 or the termination of Executive’s employment with the Company, and (b) expire with respect to Paragraph C on Exhibit A on March 31, 2017.

10. Release. As a condition precedent to receiving any of the payments contemplated by this Amendment, Executive shall execute and deliver to the Company the General Release attached hereto as Exhibit A (the “Release”).

11. Additional Acknowledgments.

(a) EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AMENDMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS AND THAT HE KNOWINGLY AND VOLUNTARILY ASSENTS TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, THE WAIVER AND RELEASE CONTEMPLATED HEREBY, AND THAT HIS WAIVER OF RIGHTS OR CLAIMS ARISING UNDER ANY STATUTE, LAW OR REGULATION IS IN WRITING AND IS UNDERSTOOD BY HIM AND THAT EXECUTIVE HAS NO PHYSICAL OR MENTAL IMPAIRMENT OF ANY KIND THAT HAS INTERFERED WITH EXECUTIVE’S ABILITY TO READ AND UNDERSTAND THE MEANING OF THIS AMENDMENT OR ITS TERMS, AND THAT EXECUTIVE IS NOT ACTING UNDER THE INFLUENCE OF ANY MEDICATION OR MIND-ALTERING CHEMICAL OF ANY TYPE IN ENTERING INTO THIS AMENDMENT; AND

(b) EXECUTIVE ACKNOWLEDGES THAT THE COMPANY EXPRESSLY ADVISED HIM TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AMENDMENT AND THE WAIVER AND RELEASE CONTEMPLATED HEREBY.

12. Choice of Law; Contract Interpretation.

(a) This Amendment shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

(b) Executive agrees that the language of all parts of this Amendment shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

(c) As used in this Amendment, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

13. Complete Agreement. This Amendment, together with the Existing Agreement and the Release, is complete and is the only agreement of the parties relating to the matters addressed herein and supersedes any and all prior promises or agreements made by, to or between the parties, whether written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below.

ENSTAR GROUP LIMITED

By:	/s/ Dominic Silvester	/s/ Richard J. Harris
Name:	Dominic Silvester	Richard J. Harris
Title:	Chief Executive Officer

Date: May 12, 2015		Date: May 12, 2015

Exhibit A

GENERAL RELEASE

This GENERAL RELEASE (this “Release”) is made and entered into by and between Enstar Group Limited (the “Company”) and Richard J. Harris (“Executive”) as of May 12, 2015.

BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement dated as of May 1, 2007, as amended by certain letter agreements dated May 4, 2011, April 19, 2012 and August 11, 2014 (the “Existing Agreement”);

WHEREAS, Executive has indicated a desire to resign from his current position with the Company, but has agreed to remain with the Company as employee for an additional period of time; and

WHEREAS, Executive and the Company are entering into an amendment to the Existing Agreement (the “Amendment”) to provide for the transition of certain of Executive’s responsibilities under the Existing Agreement and to amend certain of the terms thereof, and the execution and delivery of this Release by Executive is a condition precedent to the receipt of any payments by Executive under the Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

TERMS

1. Release.

(a) By countersigning and delivering to the Company this Release, and in consideration of the payments and other benefits provided in the Amendment, Executive hereby releases and discharges the Company, its present and former parent corporations, its now or hereafter existing predecessors, joint ventures, partners, affiliates, subsidiaries, successors, assigns and otherwise related entities, and the respective incumbent and former shareholders, officers, directors, members, managers, employees, consultants, agents, representatives, fiduciaries of such entities and their respective successors and assigns and their respective benefit plans (the Company, together with the persons listed in this sentence being referred to collectively as the “Released Entities and Persons” and each a “Released Entity or Person”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise), any statute, regulation or other law (including common law) or in equity, that Executive has ever had or could have had as of the date of this Release, including, without limitation, any claim arising out of or in any way connected with or related to Executive’s employment by the Company or any of its affiliates and/or the Amendment to the Existing Agreement, which includes the following:

(i) any claim for additional pay, notice pay, severance pay, benefits, incentives, awards, options, restricted stock awards, stock appreciation rights, retention payments, commissions and/or bonuses, including under the Existing Agreement, and benefit plan maintained by the Company or its affiliates, or the Enstar Group Limited 2006 Equity Incentive Plan;

(ii) any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under any Bermudian or other law, regulation or ordinance; and/or

(iii) any claim for: (A) harassment or retaliation; (B) intentional or negligent infliction of emotional harm, defamation or any other tort; (C) fraud or conversion; and (D) mental, physical or other personal injuries, or pain and suffering.

If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Entity or Person is a party.

(b) Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. At the Company’s request, Executive agrees to execute and deliver to the Company a revised release which will effectuate his intention to release the Released Entities and Persons unconditionally, as set forth in accordance with this Release, to the maximum extent permitted by law.

(c) Notwithstanding the foregoing, the release contained herein shall not apply to any right or claim that may arise after the date on which Executive executes this Release, or to the Company’s obligations under the Amendment.

(d) The release of claims contained herein shall not waive any rights Executive may have been granted under the certificate of incorporation or bylaws of the Company or any of its affiliates, the Existing Agreement or any other policy relating to indemnification rights covering Executive’s actions on behalf of the Company or any of its affiliates in the scope of and during the course of Executive’s employment by the Company, including any insurance policies covering such actions.

2. Choice of Law; Contract Interpretation.

(a) This Amendment shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.

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(b) Executive agrees that the language of all parts of this Amendment shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.

(c) As used in this Amendment, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Release as of the dates set forth below.

ENSTAR GROUP LIMITED

By:	/s/ Dominic Silvester	/s/ Richard J. Harris
Name:	Dominic Silvester	Richard J. Harris
Title:	Chief Executive Officer

Date: May 12, 2015		Date: May 12, 2015

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